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                                                                    Exhibit 5.1



August 3, 2000


Philadelphia Suburban Corporation
762 Lancaster Avenue
Bryn Mawr, Pennsylvania  19010

Re:               Philadelphia Suburban Corporation - Registration
                  Statement on Form S-3
                  ---------------------

Ladies and Gentlemen:

We have acted as counsel to Philadelphia Suburban Corporation, a Pennsylvania corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance, in a public offering by the Company of up to 1,150,000 shares (the "Shares") of the Company's common stock, par value $.50 per share. We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Our opinion set forth below is limited to the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania.

In our opinion, the Shares, when issued and sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" contained in the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



Morgan, Lewis & Bockius LLP